Exhibit 23.1

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707 t
t Telephone (858) 722-5953t FAX (858) 408-2695 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

February 14, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-Q of Naturewell, Incorporated of our report dated on February 14, 2011, with respect to the unaudited interim financial statements of Naturewell, Incorporated, included in Form 10-Q for the period ended December 31, 2010.

Very truly yours,

/s/ Chang G. Park
CHANG G. PARK, CPA

Member of the California Society of Certified Public Accountants Registered with the Public Company Accounting Oversight Board